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                    January 28, 2021

       Kyle Kingsley
       Chief Executive Officer
       Vireo Health International, Inc.
       207 South 9th Street
       Minneapolis, MN 55402

                                                        Re: Vireo Health
International, Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed January 20,
2021
                                                            File No. 000-56225

       Dear Dr. Kingsley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Thomas M. Rose